Exhibit 10.10

ASTRO-MED, INC.

2007 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of April 3, 2013 (the “Grant Date”) by and between Astro-Med, Inc. (the “Company”) and                      (the “Grantee”). Any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan (as defined herein).

WHEREAS, the Company has adopted the Company’s 2007 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests in the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Restricted Stock Units Awarded. (a) Pursuant to Section 8 of the Plan, the Company hereby issues to the Grantee on the Grant Date an award consisting of, in the aggregate,              Restricted Stock Units (the “Restricted Stock Units”) as follows:

(i)	twenty-five percent (25%) of the Restricted Stock Units (i.e., ) (the “Time-Based RSUs”) shall vest based on continued employment with the Company as provided in Section 4(a),

(ii)	seventy-five percent (75%) of the Restricted Stock Units (i.e., ) (the “Performance RSUs”) shall be earned based on the Company’s achievement of the performance goals set forth in Section 3 (the “Performance Goals”) and shall vest as provided in Section 4(b).

(b) Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, $0.05 par value (the “Common Stock”), subject to the terms and conditions of this Agreement and the Plan. The actual number of shares of Common Stock which will vest on the applicable Vesting Date (as defined below) may be less than number of shares set forth in this Section 1, and vesting of the Performance RSUs will be based on the Company actually achieving the performance goals set forth in Section 3, and, except as provided in Section 4 hereof, the Grantee’s continued employment by the Company or an Affiliate through the applicable Vesting Date.

2. Measurement Period. The measurement period shall be for the period beginning February 1, 2013 through January 31, 2016 (the “Measurement Period”).

3. Performance Goals.

(a) Net Sales RSUs. Fifty percent (50%) of the Restricted Stock Units (i.e.,             ) shall be earned based on the Company’s achievement of the Net Sales Goal (defined below) (the “Net Sales RSUs”). The Net Sales RSUs shall be earned by the Grantee if the cumulative net sales of the Company as reported in the Company’s audited financial statements for the Measurement Period equals or exceeds the cumulative net sales target forecasted in the Company’s annual budgets for the Measurement Period, as approved by the Company’s Board of Directors for such fiscal years (the “Net Sales Goal”).

(b) ORONA RSUs. Twenty-five percent (25%) of the Restricted Stock Units (i.e.,             ) shall be earned based on the Company’s achievement of the ORONA Goal (defined below) (the “ORONA RSUs”). The ORONA RSUs shall be earned by the Grantee if average annual ORONA (operating income return on net assets) of the Company as calculated for the Company’s Management Bonus Plan for the Measurement Period equals or exceeds 8% per annum (the “ORONA Goal”).

4. Vesting.

(a) Vesting of Time-Based RSUs. Subject to Sections 6 and 7, the Grantee shall become vested in the right to receive the Time-Based RSUs on the third anniversary of the Grant Date (the “Time-Based Vesting Date”). Except as provided in Section 7, if the Grantee has a termination from employment with the Company for any reason, prior to the Time-Based Vesting Date, the Grantee will forfeit the Time-Based RSUs; provided however, if the Grantee’s termination from employment with the Company is by reason of death or Disability, any unvested Time-Based RSUs will become vested as of the date of such death or Disability.

(b) Vesting of Performance RSUs. Subject to Sections 6 and 7, the Grantee shall become vested in the right to receive the Performance RSUs earned by the Grantee pursuant to Section 3 hereof on the later of the third anniversary of the Grant Date or the date on which the Company issues its audited financial statements for the Measurement Period (the “Performance Vesting Date”). Except as provided in Section 7, or as the Committee may determine in its sole discretion, if the Grantee has a termination from employment with the Company for any reason prior to the Performance Vesting Date, the Grantee shall forfeit all Performance RSUs.

(c) Effect of Forfeiture. Neither the Company nor any Affiliate will have any further obligations to the Grantee under this Agreement to the extent any of the Grantee’s Restricted Stock Units are forfeited.

5. Delivery of Stock Certificates. As soon as practicable after the Time-Based Vesting Date or the Performance Vesting Date, as applicable (each a “Vesting Date”), and consistent with Section 409A of the Code, the Company shall issue and deliver to the Grantee, or the Grantee’s beneficiary or estate as the case may be, certificates for the number of shares of Common Stock equal to the number of Vested Restricted Stock Units, which certificates shall contain the legend(s) referenced in Section 6 hereof. The number of shares delivered shall be net of the number of shares withheld, if any, pursuant to Section 10. The Company shall not be required to deliver any fractional share of Common Stock, but will make a cash payment in lieu thereof equal to the Fair Market Value (determined as of the applicable Vesting Date) of the fractional share to which the Grantee or the Grantee’s beneficiary or estate, as the case may be, is entitled to hereunder. No payment will be required from the Grantee upon the issuance or delivery of shares of Common Stock except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly in accordance with Section 10.

If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the Restricted Stock Units upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.

6. Transfer Restrictions. The Grantee may not sell, transfer, pledge or otherwise encumber more than fifty percent (50%) of the Common Stock issued upon vesting of the Restricted Stock Units prior to the first anniversary of the Vesting Date (the “Restricted Period”), provided, however, such restrictions shall lapse upon the death or Disability of the Grantee. Any and all certificates representing shares of Common Stock issued hereunder shall have appropriate legends evidencing such transfer restrictions.

7. Change In Control.

(a) Notwithstanding anything herein to the contrary, in the event that a Change in Control occurs during the Measurement Period:

(i)	the Time-Based RSUs shall immediately vest;

(ii)	for the purposes of determining whether or not the Net Sales Goal has been achieved, the last day of the fiscal quarter immediately preceding the date of such Change in Control shall be deemed to be the final date of the Measurement Period and forecasted net sales shall be based upon the quarterly budget for any partial fiscal year included in the Measurement Period. For example, if the Change of Control occurs on or after August 2, 2014 and before November 1, 2014, the final day of the Measurement Period shall be deemed to be August 2, 2014, and the forecasted net sales for fiscal 2015 included in forecasted cumulative net sales for purposes of determining if the Company has achieved the Net Sales Goal shall be the budgeted net sales for the first two quarters of fiscal 2015, and if cumulative net sales through August 2, 2014 equal or exceed the budgeted net sales for the Measurement Period, as so calculated, then 100% of the Net Sales RSUs shall have been earned and shall vest and if cumulative net sales through August 2, 2014 are less than budgeted net sales for the Measurement Period, as so calculated, then the Net Sales RSUs shall be forfeited; and

(iii)	the number of ORONA RSUs that shall vest on the Change of Control shall equal the product of (A) the total number of ORONA RSUs multiplied by (B) a fraction, the numerator of which is the number of full months that have elapsed during the Measurement Period up to and including the date of the Change of Control, and the denominator of which is 36.

8. Rights as Shareholder. The Grantee shall not have any rights of a shareholder of the Company holding shares of Common Stock, unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock. Notwithstanding the foregoing, with respect to any Vested RSUs, the Grantee shall have the right to participate in any dividend of the Common Stock that has a record date on or after the Vesting Date.

9. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by Section 11.2 of the Plan.

10. Tax Liability and Withholding.

(a) The Grantee acknowledges and agrees that the Company and its subsidiaries have the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the grant or vesting of Restricted Stock Units hereunder.

(b) The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment.

(iii)	authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(iv)	delivering to the Company previously owned and unencumbered shares of Common Stock.

Any shares of Common Stock withheld in accordance with this Section 10 shall be treated as if issued and sold by the Grantee when determining the share retention requirements applicable to the Grantee under the share ownership and/or retention requirements of this Agreement (including Section 6 hereof) and/ or guidelines of the Company.

(c) Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related

Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (i) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.

11. Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

13. Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

14. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

15. Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

17. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

18. Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

19. Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

20. No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

21. Employment not Guaranteed. This Agreement shall not create any right in the Grantee to continue in the Company employ for any specific length of time, nor does it create any other rights in the Grantee or obligations on the part of the Company, except those set forth in this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the day and year first above written.

ASTRO-MED, INC.

By:
Name:	Everett V. Pizzuti
Title:	President and Chief Executive Officer

[Grantee]